Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated January [  ], 2022 in the Registration Statement on Form F-1, under the Securities Act of 1933 (File No. 333- ) with respect to the consolidated balance sheets of JE Cleantech Holdings Limited and its subsidiaries (collectively the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes included herein.

/s/ WWC, P.C.
San Mateo, California January [ ], 2022	WWC, P.C. Certified Public Accountants